Itm 77O - 10f3 Transactions

LAZARD WORLD DIVIDEND AND INCOME FUND, INC.

SECURITIES PURCHASED DURING AN UNDERWRITING
INVOLVING LAZARD CAPITAL MARKETS LLC SUBJECT TO RULE 10f-3
UNDER THE INVESTMENT COMPANY ACT OF 1940

For the Quarter Ended JUNE 30, 2007

					    Total	     Shares
		                Date	    Shares  Price  Purchased by
Portfolio	Security     Purchased    Offered  PerShare The Portfolio

Lazard World   Blackstone     6/21/07    133,330,000 $31.00    2,300
Dividend and	Group LP
Income Fund,
Inc.

Total                          % of Offering
Principal      % of Offering    Purchased by
Purchased by   Purchased by    all Portfolios   Selling
The Portfolio  the Portfolio  (25% Maximum)      Broker

$71,300         0.0017%           0.0075%      Citigroup

Notes:
Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.